Exhibit 5.1

November 21, 2014

BB&T Corporation

200 West Second Street

Winston-Salem, NC 27101

Re: Registration Statement on Form S-4 Relating to the Agreement and Plan of Merger, dated as of September 5, 2014, between BB&T Corporation and The Bank of Kentucky Financial Corporation

Ladies and Gentlemen:

I am Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a North Carolina Corporation (the “Corporation”). My opinion has been requested with respect to the Registration Statement on Form S-4 (the “Registration Statement”) being filed in connection with the 7,874,340 shares of the Corporation’s common stock, par value $5.00 per share (the “Shares”), which are proposed to be offered and sold pursuant to the Agreement and Plan of Merger, dated as of September 5, 2014, between the Corporation and The Bank of Kentucky Financial Corporation (the “Merger Agreement”). The Corporation is filing the Registration Statement with the Securities and Exchange Commission with respect to the Shares. This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I and attorneys on my staff who are licensed to practice law in North Carolina have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as we have deemed relevant, it is my opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable. This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), and no opinion is expressed as to the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Experts.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely, /s/ Robert J. Johnson, Jr.

Robert J. Johnson, Jr. Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer